EXHIBIT 5.1

[Letterhead of Ernst & Young LLP]

May 6, 2010

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Stantec Inc. (the “Company”) of our report dated February 25, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Company’s Financial Review for the year ended December 31, 2009 (included in the Annual Report on Form 40-F filed on February 25, 2010). We also consent to the reference to our name under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Chartered Accountants, Licensed Public Accountants

Edmonton, Canada